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                                                                    Exhibit 16.0



The Board of Directors
First Federal Bank, F.S.B.


We consent to the inclusion of our report dated March 23, 1999 on the financial statements of First Federal Bank, F.S.B. as of and for the year ended February 28, 1999 in First Federal Bank, F.S.B.'s Form SB-2 to be filed with the Securities and Exchange Commission.




/s/ Clifton Gunderson L.L.C.

CLIFTON GUNDERSON L.L.C.
Peoria, Illinois
May 5, 2000